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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                        MULTILINK TECHNOLOGY CORPORATION
                        --------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                              --------------------
                         (Title of Class of Securities)

                                    62544T109
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------------------                  --------------------------------
CUSIP No. 62544T109                  13G            Page 2 of 4 Pages
------------------------------                  --------------------------------

 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     International Business Machines Corporation, 13-0871985
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
     Not Applicable                                                    (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       4,186,654
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       Not Applicable
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    4,186,654
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    Not Applicable
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,186,654
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     Not Applicable
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
-------------------------------------------------------------------------------

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                                                               Page 3 of 4 Pages

ITEM 1(a):              NAME OF ISSUER:

                        Multilink Technology Corporation

ITEM 1(b):              ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        300 Atrium Drive, 2nd Floor
                        Somerset, New Jersey 08873

ITEM 2(a):              NAME OF PERSON FILING

                        International Business Machines Corporation

ITEM 2(b):              ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                        New Orchard Road
                        Armonk, New York 10504

ITEM 2(c):              CITIZENSHIP:

                        New York.

ITEM 2(d):              TITLE OF CLASS OF SECURITIES:

                        Class A Common Stock

ITEM 2(e):              CUSIP NUMBER:

                        62544T109

ITEM 3:                 Not Applicable

ITEM 4:                 OWNERSHIP:

                        (a) Amount beneficially owned:  4,186,654

                        (b) Percent of class:  10.3%

                        (c) Number of shares as to which the person has:

                             (i)  Sole power to vote or to direct the vote:
                                        4,186,654

                             (ii)  Shared power to vote or to direct the vote:
                                        0

                             (iii) Sole power to dispose or to direct the disposition of:
                                        4,186,654

                             (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5:                 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        Not Applicable.

ITEM 6:                 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                        ANOTHER PERSON:

                        Not Applicable.


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Not Applicable.

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                                                               Page 4 of 4 Pages


ITEM 8:                 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP:

                        Not Applicable.

ITEM 9:                 NOTICE OF DISSOLUTION OF GROUP:

                        Not Applicable.

ITEM 10:                CERTIFICATION:

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002




                                    INTERNATIONAL BUSINESS MACHINES
                                    CORPORATION

                                    By:     /s/ Andrew Bonzani
                                          ---------------------------------
                                          Andrew Bonzani
                                          Assistant Secretary and Associate
                                          General Counsel